Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	United Fire & Casualty Company
118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909

Contact:	John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company Reports First Quarter 2004 Results

•	First quarter net income totaled $18.5 million, or $1.72 per share

•	First quarter net operating income was $1.70 per share

•	First quarter total revenues were $145.3 million

•	First quarter combined ratio was 83.6%

•	Book value of $39.47 per share as of March 31, 2004

CEDAR RAPIDS, IA – April 30, 2004 – United Fire & Casualty Company (Nasdaq: UFCS) today reported first quarter 2004 net income of $18.5 million, or $1.72 per share (after providing for the dividend on convertible preferred stock), which includes net realized investment gains (before tax) of $.3 million. Net income for the first quarter of 2003 was $11.6 million, or $1.04 per share (after providing for the dividend on convertible preferred stock), which included net realized investment losses (before tax) of $2.8 million. First quarter diluted earnings were $1.57 per share and $.99 per share for 2004 and 2003, respectively.

The overall improvement in first quarter net income was primarily the result of property and casualty premium rate increases, favorable non-catastrophe loss experience and a decrease in investment write-downs as compared to the prior year.

Net operating income available to common shareholders for the first quarter of 2004 was $17.1 million, or $1.70 per share. Net operating income available to common shareholders for the first quarter of 2003 was $12.2 million, or $1.22 per share.

Total revenues were $145.3 million in the first quarter of 2004, an increase of $10.4 million, or 7.8 percent, over the first quarter of 2003. First quarter 2004 net premiums earned were $118.4 million, compared to $110.8 million in the first quarter of 2003. Net realized investment gains were $.3 million in the first quarter of 2004, compared to net realized investment losses of $2.8 million in the first quarter of 2003. Investment income was $26.5 million in the first quarter of 2004, a 2 percent increase from the first quarter of 2003.

Catastrophe losses did not have a significant impact on our financial results for the first quarter of 2004 or 2003. Pre-tax catastrophe losses, net of reinsurance, of $.3 million for the first quarter of 2004 added .2 points to the combined ratio, resulting in an after-tax earnings reduction of $.02 per share. In comparison, pre-tax catastrophe losses, net of reinsurance, of $.5 million for the first quarter of 2003 added .5 points to the combined ratio, resulting in an after-tax earnings reduction of $.03 per share.

President & CEO John A. Rife said, “Our company had a highly profitable first quarter, marked by record gains in our operating results and low catastrophe losses. I’m also pleased to report that our combined ratio was an excellent 83.6 percent for the first quarter. Both the property and casualty insurance segment and the life insurance segment contributed to our profitability in the first quarter. Over the past few years, we have continued to focus intently on disciplined underwriting and adequate pricing, and we feel the company’s strong financial results are a reflection of our efforts. As the market begins to level for desirable risks, while remaining firm for difficult risks, strict underwriting and pricing will remain a high priority. Although we are aware of the likelihood of increased catastrophe losses in the second and third quarters, we are very optimistic about our financial results for the rest of the year.”

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES

Financial Results (In thousands, except per share data and number of shares)	Three Months Ended March 31,
	2004	2003
Revenues
Net premiums written	$123,060	$121,313

Net premiums earned	$118,387	$110,848
Investment income, net	26,530	26,063
Realized investment gains (losses)	321	(2,773)
Other income	48	738

Total Revenues	145,286	134,876
Benefits, Losses and Expenses
Losses and settlement expenses	64,080	68,098
Increase in liability for future policy benefits	2,076	2,325
Amortization of deferred policy acquisition costs	27,109	22,068
Other underwriting expenses	10,918	12,046
Interest on policyholders’ accounts	14,310	13,854

Total Benefits, Losses and Expenses	118,493	118,391

Income before income taxes	26,793	16,485

Federal income taxes	8,322	4,864

Net income	$18,471	$11,621

Less preferred stock dividends and accretions	$1,185	$1,185

Earnings available to common shareholders	$17,286	$10,436

Net operating income available to common shareholders	$17,077	$12,238

Weighted average shares outstanding	10,048,167	10,037,466

Basic earnings per common share	$1.72	$1.04

Diluted earnings per common share	$1.57	$0.99

Cash dividends declared per common share	$0.20	$0.19

Following is a discussion of first quarter 2004 results for each business segment.

Property and casualty insurance segment

In the first quarter of 2004, our property and casualty insurance segment’s pre-tax income was $25.4 million, compared to $16.7 million in the first quarter of 2003. Premium rate increases and a decrease in non-catastrophe losses and settlement expenses significantly contributed to the improvement in pre-tax income. This improvement was offset to some extent by amortization of the deferred acquisition cost asset.

Net premiums written in the first quarter of 2004 were $116.5 million, compared to $114.3 million in the first quarter of 2003. Net premiums earned in the first quarter of 2004 were $110.7 million, compared to $103.4 million in the first quarter of 2003. The increase in net premiums earned is due primarily to premium rate increases.

The net loss ratio, which includes loss adjustment expenses, was 53.2 percent for the first quarter of 2004, versus 61.4 percent for the first quarter of 2003. The improvement in the net loss ratio is primarily attributable to an increase in premium rates and a decrease in non-catastrophe losses and settlement expenses. The first quarter 2004 commercial lines net loss ratio (including reinsurance) was 53.4 percent, compared to 59.7 percent for the first quarter of 2003. The first quarter 2004 personal lines net loss ratio was 51.8 percent, compared to 71.6 percent for the first quarter of 2003. The significant improvement in the personal lines results had a limited impact on our overall net loss ratio because our personal lines business represents only 10 percent of our overall net premium volume.

The expense ratio deteriorated to 30.4 percent in the first quarter of 2004, compared to 28.2 percent in the first quarter of 2003. This deterioration was the result of amortization of deferred policy acquisition costs, which has increased as a result of the higher level of acquisition costs we deferred throughout 2003 when compared to 2002. These costs are deferred and amortized to expense as the related premiums are earned. The elevated 2003 deferred acquisition cost asset will promote increased levels of deferred policy acquisition cost amortization throughout 2004, which will continue to negatively impact our expense ratio.

“We recently announced our decision to close the New Orleans Regional Office and consolidate its business with that of our regional office in Galveston, Texas. This will be completed by June 30, 2004,” said Rife. “We are confident that the consolidation will be a benefit to both our company and our agency force, by reducing expenses, improving communication, increasing efficiency and providing greater control of operations. As a company, we will continue to closely monitor our expenses throughout the year, looking for opportunities to reduce expenses.

“Our company remains committed to using technology to more efficiently and effectively serve our customers. We recently introduced new electronic payment options, which enable our agents and policyholders to submit payments online. Also, our personal lines business is now completely automated – all personal lines business is submitted and serviced online. In 2004, we will continue to enhance our online services, with an emphasis on expanding our commercial lines capabilities on our agent-only Web site.”

Property & Casualty Insurance Financial Results: (In thousands)	Three Months Ended March 31,
	2004	2003
Revenues
Net premiums written	$116,483	$114,292

Net premiums earned	$110,696	$103,357
Investment income, net	6,448	5,393
Realized investment gains (losses)	733	(106)
Other income	—	708

Total Revenues	117,877	109,352

Benefits, Losses and Expenses
Losses and settlement expenses	58,886	63,459
Amortization of deferred policy acquisition costs	24,391	18,867
Other underwriting expenses	9,242	10,314

Total Benefits, Losses and Expenses	92,519	92,640

Income before income taxes	25,358	16,712

Federal income taxes	7,821	4,935

Net income	$17,537	$11,777

Life insurance segment

In the first quarter of 2004 our life insurance segment recorded pre-tax income of $1.4 million, compared to a pre-tax loss of $.2 million for the first quarter of 2003. The improvement was primarily attributable to recording no investment write-downs in the first quarter of 2004, compared to investment write-downs of $3.5 million in the first quarter of 2003. The decrease in investment write-downs contributed to the recognition of a net realized investment loss of only $.4 million in the first quarter of 2004, compared to a $2.7 million net realized investment loss in the first quarter of 2003. Net premiums earned in the first quarter of 2004 were $7.7 million compared to $7.5 million in the first quarter of 2003. These improvements in our life insurance segment’s first quarter revenues were accompanied by decreases in other underwriting expenses, amortization of deferred policy acquisition costs and provision for liability for future policyholder benefits, all of which were attributable to lower annuity volume in 2004 when compared to 2003.

These improvements in our life insurance segment’s quarterly results were offset to some extent by increases in losses and settlement expenses and interest credited on policyholder accounts in the first quarter of 2004, when compared to the first quarter of 2003.

Historically, the principal product of our life insurance segment has been the single premium deferred annuity. Pursuant to accounting principles generally accepted in the United States, annuity deposits are not reflected in net premiums earned. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the first quarter of 2004, annuity deposits were $10.4 million, compared to $22.9 million in the first quarter of 2003. The decrease in annuities written reflects the gradual recovery from the temporary suspension of new fixed annuity business which was in effect for the second half of 2003.

Effective June 30, 2003, we temporarily suspended the sale of all new fixed annuity business. We made this decision in consideration of the difficulty we had in finding suitable investment vehicles in terms of duration and quality to fit our asset-liability matching needs, which had resulted in the accumulation of significant amounts of cash. While this accumulation improved our liquidity, it also resulted in negative spreads on new business.

As a result of the improving investment environment, we re-entered the fixed annuity marketplace in most of our licensed states effective January 1, 2004.

Rife commented, “Our life insurance segment’s results were very encouraging in the first quarter. We continue to recover from the annuity suspension and we are hopeful that annuity sales will steadily increase in the second quarter. We’re pleased to note that the Wisconsin Insurance Department recently approved our annuity filings enabling us to resume annuity sales in Wisconsin beginning on May 1, 2004 — Wisconsin has been one of our largest states for premium writings. As the year progresses, we are hopeful that the investment environment will continue to improve.”

Life Insurance Financial Results: (In thousands)	Three Months Ended March 31,
	2004	2003
Revenues
Net premiums written	$6,577	$7,021

Net premiums earned	$7,691	$7,491
Investment income, net	20,082	20,670
Realized investment losses	(412)	(2,667)
Other income	48	30

Total Revenues	27,409	25,524

Benefits, Losses and Expenses
Losses and settlement expenses	5,194	4,639
Increase in liability for future policy benefits	2,076	2,325
Amortization of deferred policy acquisition costs	2,718	3,201
Other underwriting expenses	1,676	1,732
Interest on policyholders’ accounts	14,310	13,854

Total Benefits, Losses and Expenses	25,974	25,751

Income (loss) before income taxes (benefit)	1,435	(227)

Federal income taxes (benefit)	501	(71)

Net income (loss)	$934	$(156)

Financial condition and supplementary financial information

At March 31, 2004, our consolidated total assets were $2.5 billion, compared to $2.4 billion at December 31, 2003. Stockholders’ equity at March 31, 2004 was $396.9 million, with a book value of $39.47 per share, versus stockholders’ equity of $373.9 million, with a book value of $37.23 per share, as of December 31, 2003.

Stockholders’ equity included $98.1 million of after-tax net unrealized investment gains as of March 31, 2004, compared to $90.6 million of after-tax net unrealized investment gains as of December 31, 2003.

Financial Condition: (In thousands, except per share data)	March 31, 2004	December 31, 2003
Total assets	$2,454,314	$2,405,155
Total stockholders’ equity	396,935	373,926
Common stockholders’ equity (book value) per share	39.47	37.23
Total cash & investments	2,164,362	2,097,163

Supplementary Financial Analysts’ Data: (Dollars in thousands)	Three Months Ended March 31,
	2004	2003
GAAP combined ratio:
Net loss ratio	53.20%	61.40%
Expense ratio	30.38%	28.23%

Combined ratio	83.58%	89.63%
Combined ratio (without catastrophes)	83.34%	89.13%

Statutory combined ratio:
Net loss ratio	53.20%	61.40%
Expense ratio	29.12%	28.41%

Combined ratio	82.32%	89.81%
Combined ratio (without catastrophes)	82.08%	89.31%

Personal and commercial* lines underwriting analysis:
Premiums earned - personal lines	$12,632	$14,523
Losses and loss adjustment expenses incurred - personal lines	6,548	10,398
Personal lines net loss ratio	51.84%	71.60%

Premiums earned - commercial lines	$98,064	$88,834
Losses and loss adjustment expenses incurred - commercial lines	52,338	53,061
Commercial lines net loss ratio	53.37%	59.73%

*	Commercial lines information includes reinsurance results

United Fire & Casualty Company is a regional insurer, who along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the eleventh consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top performing insurance companies. For more information about United Fire & Casualty Company and its products and services, visit our Web site, www.unitedfiregroup.com.

Non-GAAP Financial Measures

We believe that investor understanding of our financial performance is enhanced by disclosure of certain non-GAAP financial measures. The non-GAAP financial measures we utilize in this release are net operating income, net premiums written, catastrophe losses and statutory combined ratio. Net operating income is a key measure used by management and investors in monitoring the operating results of a company’s core business. Net premiums written, catastrophe loss and statutory combined ratio are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.

Net operating income: The difference between earnings available to common shareholders and net operating income available to common shareholders is the inclusion in earnings available to common shareholders of after-tax realized investment gains and losses. We utilize net operating income because we believe it is a useful measure of the underlying performance of our core business. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses. Because our calculation of net operating income may differ from similar measures used by other companies, investors should be careful when comparing our measure of net operating income to that of other companies.

(In thousands)
First Quarter	Earnings Available to Common Shareholders	After-tax Realized Losses (Gains)	Net Operating Income	Earnings/Net Operating Income per share
2004	$17,286	$(209)	$17,077	$1.72 / $1.70
2003	10,436	1,802	12,238	1.04 / 1.22

Net premiums written: Net premiums written is a statutory accounting measure representing the amount of premiums charged for policies issued during the period. Premiums are reflected as revenue as they are earned over the underlying policy period. Net premiums written applicable to the unexpired term of a policy are recorded as unearned premium. We evaluate net premiums written as a measure of business production for the period under review.

(In thousands)
First Quarter	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2004	$123,060	$(4,673)	$118,387
2003	121,313	(10,465)	110,848

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are by their nature unpredictable. The frequency and severity of catastrophic losses we experience in any year impacts our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. We define catastrophes to include events that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers. This is the same definition utilized by the Insurance Services Office, a supplier of property and casualty statistical data. At United Fire, we also include in our catastrophe totals those events we believe are, or will be, material to our operations, either in amount or in number of claims made.

Statutory combined ratio: The combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss adjustment expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with accounting principles generally accepted in the United States, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing underwriting expenses by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing underwriting expenses by net premiums written.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “will be,” “will promote,” “might,” “hope,” “encouraging,” “optimistic” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Among the factors that could cause our actual outcomes and results to differ are the following: inherent uncertainties with respect to loss reserving; the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; the actual amount of new and renewal business and demand for our products and services; the competitive environment in which we operate, including price, product and service competition; developments in domestic and global financial markets that could affect our investment portfolio and financing plans; impact of regulatory actions on our Consolidated Financial Statements; uncertainties relating to government and regulatory policies; additional government and stock exchange policies relating to corporate governance, and the cost to comply; legal developments; changing rates of inflation, interest rates and other economic conditions; a continuation or worsening of global economic conditions; a slow recovery from the United States recession; our relationship with our agencies; the valuation of invested assets; the recovery of deferred acquisition costs; or our relationship with our reinsurers. These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.